UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2020 (August 10, 2020)

Sierra Income Corporation
(Exact name of registrant as specified in its charter)

Maryland	0-54650	45-2544432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

280 Park Ave, 6th Floor East
New York, NY 10017
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (212) 759-0777

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b- 2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

The Defendants (defined below) and the plaintiffs have entered into a Stipulation and Order, which was approved by the Court (defined below) on August 4, 2020, that provides for the dismissal of the Anderson Action (defined below) with prejudice to the named plaintiffs and without prejudice to the other members of the purported class. According to the terms of the stipulation of dismissal, plaintiffs’ counsel in the Anderson Action must submit an application for an award of fees no later than August 14, 2020, and the application should be fully briefed by the parties no later than October 2, 2020. None of the Defendants paid any consideration to the plaintiffs or their attorneys in connection with the stipulation, and Defendants intend to oppose the attorneys’ fee application in its entirety.

On April 5, 2019, a purported class action complaint was filed against Sierra Income Corporation (the “Company”), Stephen R. Byers, Oliver T. Kane, Valerie Lancaster-Beal, Brook Taube, Seth Taube, and Sierra Management, Inc. (collectively, the “Defendants”) in the Supreme Court of the State of New York, County of New York (the “Court”). The complaint was captioned Roger Anderson v. Stephen R. Byers, et al., Index No. 652006/2019 (the “Anderson Action”). The complaint alleged that the individuals named as defendants breached their fiduciary duties in connection with the proposed mergers of Medley Capital Corporation with and into the Company and Medley Management Inc. with and into Sierra Management Inc., a wholly owned subsidiary of the Company (the “Proposed Mergers”), and that certain of the Defendants aided and abetted those alleged breaches of fiduciary duties. Compensatory damages in unspecified amounts were sought.

Since April 29, 2019, Defendants’ obligation to respond to the complaint in the Anderson Action has been stayed due to the pendency of other litigation relating to the Proposed Mergers in the Court of Chancery of the State of Delaware, captioned as FrontFour Capital Group LLC, et al. v. Brook Taube et al., Case No. 2019-0100 (the “Delaware Action”), and in the Court, captioned as Helene Lax v. Brook Taube, et al., Index No. 650503/2019, and Richard Dicristino, et al. v. Brook Taube, et al., Index No. 650510/2019 (the “New York Actions”). Additional stipulations extending Defendants’ obligation to plead in response to the Anderson Action were filed on May 30, June 12, July 16, and September 17, 2019. Plaintiffs filed an amended complaint on November 8, 2019, and the parties subsequently agreed to continue extending Defendants’ obligation to file a response to the amended complaint through stipulations filed on December 13, 2019 and January 23, 2020.

On December 20, 2019, the Delaware Action was resolved by the Court of Chancery of the State of Delaware’s entry of an Order and Final Judgment, which approved a settlement between the plaintiffs and certain of the defendants in that case and provided for a mutual release of all claims that were or could have been asserted in the Delaware Action through September 26, 2019. On May 11, 2020, the Supreme Court of the State of New York, County of New York, formally approved the parties’ settlement agreement in the New York Actions and dismissed the New York Actions.

As previously disclosed, on May 5, 2020, the Company announced that, effective May 1, 2020, the Company’s board of directors terminated the Proposed Mergers.

The plaintiffs in the Anderson Action have acknowledged that the termination of the Proposed Mergers rendered the Anderson Action substantially moot; however, the attorneys for the plaintiffs in the Anderson Action have asserted that they have the right to seek an order awarding them fees and recovery of expenses.

The Stipulation explicitly provides that the Company’s and the other Defendants’ agreement thereto is not to be construed as an admission of wrongdoing, fault or liability by any Defendant, whether in connection with the Anderson Action, the Delaware Action, or the New York Actions. The Defendants have vigorously denied, and continue to vigorously deny, any wrongdoing or liability with respect to the facts and claims which were asserted, or which could have been asserted, in the Anderson Action, the Delaware Action, and the New York Actions, including but not limited to the assertions that they have committed any violations of law or breach of fiduciary duty, aided and abetted any violations of law or breaches of fiduciary duty, acted improperly in any way, or have any liability or owe any damages of any kind to the Anderson action plaintiffs or to the purported class.

A copy of the Stipulation and Order dismissing the Anderson Action is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(a)       Not applicable.
(b)       Not applicable.
(c)       Not applicable.
(d)       Exhibits.

Exhibit No.	Description
99.1	Stipulation and Order

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2020	SIERRA INCOME CORPORATION

	By:	/s/ Richard T. Allorto, Jr.
Richard T. Allorto, Jr. Chief Financial Officer